Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-116247 on Form S-3 of our reports dated February 28, 2005, relating to the financial statements of Santander Bancorp and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Santander BanCorp for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
San Juan, Puerto Rico
July 7, 2005

Stamp No. 2074661
Affixed to original